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EXHIBIT 23.2

Consent of Ernst & Young Auditores Independentes S.S.
Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 as filed on April 1, 2010) and related Prospectus of Gol Linhas Aéreas Inteligentes S.A. for the registration of 3,789,507 shares of its preferred stock and to the incorporation by reference therein of our reports dated March 19, 2009, except for Notes 2a) and 24, as to which the date is May 4, 2009, with respect to the consolidated financial statements of Gol Linhas Aéreas Inteligentes S.A., and on the effectiveness of internal control over financial reporting of Gol Linhas Aéreas Inteligentes S.A. dated March 19, 2009, except for the effects of the material weakness described in the fifth paragraph, as to which the date is May 4, 2009, included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Ernst & Young Auditores Independentes S.S.

By: /s/ Luiz Carlos Passetti
       Luiz Carlos Passetti
       Partner

São Paulo, Brazil

April 1, 2010